Exhibit 99.1

CONTACT INFORMATION:

Investors and Financial Media:

Tony Rossi

Financial Relations Board

213-486-6545

NARA BANCORP RECEIVES PRELIMINARY APPROVAL FOR

$67 MILLION INVESTMENT FROM U.S. TREASURY

LOS ANGELES, CA – November 14, 2008 – Nara Bancorp, Inc. (NASDAQ: NARA) today announced that it has received preliminary approval from the U.S. Department of Treasury for a $67 million investment in Nara Bancorp preferred stock and warrants to purchase Nara Bancorp common stock, as part of the federal government’s TARP Capital Purchase Program. The investment represents 3% of the Company’s total risk-weighted assets at September 30, 2008.

“We are pleased to receive preliminary approval for an investment from the Capital Purchase Program. As described by Treasury Secretary Henry Paulson, the CPP is designed to inject additional capital into healthy financial institutions,” said Min Kim, Chief Executive Officer of Nara Bancorp. “Although we are already ‘well capitalized’ as defined by federal banking regulations, we believe the Capital Purchase Program represents a unique opportunity to raise additional capital on attractive terms.”

The following table summarizes the effect that the TARP investment will have on the Company’s capital ratios:

	Pre-TARP Investment 9/30/2008	Post-TARP Investment 9/30/2008 (pro forma)
Leverage Capital Ratio	10.42%	13.07%
Tier One Risk-Based Capital Ratio	11.84%	14.85%
Total Risk-Based Capital Ratio	13.08%	16.08%

Completion of the proposed transaction will be subject to receipt of final approval from the Treasury Department and certain other customary conditions.

A summary of the TARP Capital Purchase Program, including the terms of the preferred stock and warrant to be issued by Nara Bancorp, can be found on the Treasury’s website at www.ustreas.gov/initiatives/eesa.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 21 branches and 6 loan production offices in the United States. Nara Bank operates full-service branches in California, New York and New Jersey, with loan production offices in California, Nevada, Texas, Georgia, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol “NARA.”

Forward-Looking Statements

This press release contains forward-looking statements including statements about future operations that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

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